Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus’ of JetBlue Airways Corporation for the registration of common stock, preferred stock, debt securities, depository shares, warrants, stock purchase contracts, stock purchase units, subscription rights and pass through certificates and to the incorporation by reference therein of our reports (a) dated February 13, 2009 (except for Note 1, as to which the date is May 29, 2009), with respect to the consolidated financial statements as of and for the year ended December 31, 2008 of JetBlue Airways Corporation included in the Current Report (Form 8-K) dated June 1, 2009; (b) dated February 13, 2009 with respect to the financial statement schedule for each of the three years in the period ended December 31, 2008 of JetBlue Airways Corporation included in the Current Report (Form 8-K) dated August 26, 2009; and (c) dated February 13, 2009, with respect to the effectiveness of internal control over financial reporting of JetBlue Airways Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
New York, New York
October 29, 2009